Exhibit (r)(2)

ARES CAPITAL MANAGEMENT II LLC

Code of Ethics

(adopted on October [     ], 2012)

Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics applicable to its Covered Persons that includes certain specified provisions.  Ares Capital Management II LLC (the “Company”) has adopted this Code of Ethics pursuant to the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (the “Code of Ethics Rules”).

The Code of Ethics is designed to not only ensure its technical compliance with the Code of Ethics Rules, but also to eliminate conflicts of interest (actual or apparent) between Covered Persons engaging in personal trading activities and the interests of the Company and its clients.  These conflicts and risks for personal trading activities may include but are not limited to:

•                                          A Covered Person trading in an issuer’s securities while in the possession of material nonpublic information concerning that issuer;

•                                          Taking an investment opportunity from a client for a Covered Person’s account;

•                                          Taking advantage of information or using client portfolio assets to affect the market to the Covered Person’s benefit;

•                                          Engaging in an excessive volume of personal trading that detracts from a Covered Person’s ability to perform services for clients;

•                                          Taking advantage of a Covered Person’s position by obtaining access to investment opportunities (including access to Initial Public Offerings) from individuals or firms doing or seeking to do business with the Company;

•                                          Front running by, for example, a Covered Person trading for his/her own account before making a similar trade for a client account; or

•                                          Using firm property, including research, supplies, and equipment, for personal trading benefit.

A.                                    General Standards

1.                                       No Covered Person may, in breach of any fiduciary duty he or she owes to the Company’s clients:

a.                                       engage, directly or indirectly, in any business investment in a manner detrimental to any client; or

b.                                      use confidential information gained by reason of his or her employment by or affiliation with the Company in a manner detrimental to any client.

2.                                       Before, or at the time that, a Covered Person recommends or authorizes the purchase or sale of a Covered Security by a client, or any other action with respect to a Covered Security, he or she must disclose to the CCO:

a.                                       any Beneficial Interest in such Covered Security that he or she has or proposes to acquire;

b.                                      any interest he or she has or proposes to acquire in any third party account in which such Covered Security is held;

c.                                       any Beneficial Interest in any other security that may benefit from such proposed purchase, sale or other action; and

d.                                      any interest in or relationship with the issuer of such Covered Security that he or she has or proposes to acquire.

3.                                       Each Covered Person must conduct his or her personal securities transactions in a manner that is consistent with this Code of Ethics and that will avoid an abuse of his or her position of trust and responsibility with the Company.

4.                                       No Covered Person may engage in any act, practice, or course of business that is in breach of the fiduciary duty of care, loyalty, honesty and good faith that he or she, and the Company, owe to the Company’s clients.

5.                                       No Covered Person may, in connection with his or her duties for the Company or a client, engage in any act, practice or course of business in violation of any applicable law, rule or regulation including, without limitation, the federal securities laws.

6.                                       Each Covered Person must certify that he or she has read and understands the Code of Ethics upon becoming a Covered Person and acknowledge continued compliance with the Code of Ethics and any amendments at least annually.

B.                                    Pre-clearance Policy

1.                                       Pre-clearance Procedures

Except as expressly permitted by this Code of Ethics, Covered Persons must have written clearance for any transactions in a Covered Security in a Covered Account before completing the transaction including, without limitation, Covered Securities to be purchased in an Initial Public Offering or Limited Offering.  The CCO reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may decline to pre-clear a proposed transaction by a Covered Person in a Covered Security for a number of reasons, including, but not limited to, the transaction conflicting with a transaction for a client, the transaction violating a confidentiality agreement or an issuer being included on the Company’s restricted list.

All pre-clearance requests must be submitted to the CCO through PTA or as otherwise directed by a member of the Compliance Department.  Pre-clearance approval for a transaction is valid only until the end of the second full trading day after the day the transaction was approved except (i) with respect to transactions that are private offerings (for which pre-clearance approvals are valid for 120 days unless the Compliance Department specifies otherwise), (ii) in the case of a sale or purchase pursuant to a stop-loss order the terms of which were described in a pre-clearance request that was approved, or (iii) in cases where the Compliance Department specifies otherwise.  If the Covered Person wishes to transact in a Covered Security on any day subsequent to the applicable approval period, he/she must again obtain pre-clearance for the transaction.  Only the CCO may approve de minimis or other deviations or exceptions from this policy.

With respect to any closed-end fund or any other fund or trust advised or sub-advised by the Firm (or its affiliates), pre-clearance approval will be subject to the Insider Trading Policy (or similar policy) of each such fund or trust and any applicable trading window.

If the CCO is the person whose transaction requires such approval, he or she must obtain such approval from the General Counsel (or his or her designee).

2.                                       Pre-clearance Exceptions

Pre-clearance under this Section is not required for the following transactions:

a.                                       Purchases or sales over which a Covered Person has no direct or indirect influence or control (e.g., transactions in an account managed by an unaffiliated money manager where the Covered Person has no investment influence or discretion);

b.                                      Purchases or sales effected pursuant to a program (such as a dividend reinvestment plan) in which periodic purchases (or sales) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation; provided that for any such program that is not a program generally available to shareholders of or Investors in an issuer (such as a dividend reinvestment plan), the purchase or sale program and any changes to the program must be approved in advance by the CCO;

c.                                       Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

d.                                      Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

e.                                       Purchases or sales of an employer’s securities by an employee pursuant to an employee stock purchase or other similar program, including purchases and sales under the employer’s 401(k) plan;

f.                                         Transactions with the issuer of a security held by the Covered Person pursuant to the terms of the security (e.g., exercise of a conversion or redemption right);

g.                                      Charitable donations or other gifts of securities;

h.                                      Purchases or sales of shares in exchange-traded funds, publicly traded closed-end funds or publicly traded unit investment trusts or other structured products for which the performance of such security is based on a particular market index, other than any (A) closed-end fund that has elected to be treated as a business development company under the Investment Company Act, or (B)

any fund or trust that is advised or sub-advised by Ares (or an affiliate) or is otherwise affiliated with Ares (or an affiliate);

i.                                          Purchases or sales of futures and options on currencies or on a securities index or on other securities in which transactions may be effected without pre-clearance under this Code of Ethics;

j.                                          Other non-volitional events, such as exercise of an option at expiration (as opposed to an option exercise at any time prior to expiration, which option exercise does require pre-clearance);

k.                                       Purchases or sales of municipal securities;

l.                                          Purchases or sales of sovereign debt securities; or

m.                                    Additional contributions to a private offering if the initial investment was approved pursuant to the pre-clearance procedure.

3.                                       Minimum Holding Period

No Covered Person may sell a Covered Security within 30 days of purchasing that Security, or “buy to cover” a Covered Security within 30 days of selling short such Covered Security, unless pre-clearance of the transaction is not required under this Code of Ethics or, the minimum holding period requirement is waived by the CCO.

4.                                       Black-Out Period

Once a decision has been made to trade in a security of an issuer on behalf of a client, Covered Persons are prohibited from effecting any transaction in any security of that issuer for two business days after any client has traded in a security of that issuer (referred to as the “Black-Out Period”).  Thus, a Covered Person would not be permitted to trade until the third business day after a client transaction.  This restriction does not apply to securities in which transactions may be effected without pre-clearance under this Code of Ethics.

C.                                    Reporting, Review and Recordkeeping Procedures

The following reporting, review and recordkeeping procedures have been established in accordance with the Code of Ethics Rules and to assist the Company in preventing, detecting and imposing sanctions for violations of this Code of Ethics.  Questions regarding these procedures should be directed to the CCO.

1.                                       Reports to Be Submitted by Covered Persons

Each Covered Person must submit the following reports by completing certifications through PTA or as otherwise directed by the CCO, in all cases in such form as is specified by the CCO and containing such information as is required by the Code of Ethics Rules:

a.                                       Initial Holdings Report.  No later than 10 calendar days after becoming a Covered Person, the Covered Person must complete an Initial Covered Account Certification and an Initial Covered Securities Certification with respect to Covered Accounts and Covered Securities.  The information reported in the certifications must be current as of a date not more than 45 days prior to the Covered Person’s employment start date.  Securities acquired in Limited Offerings and other holdings not commonly held in a brokerage account also must be included.  A Covered Person who fails to submit either certification within 10 calendar days of his or her employment start date will be prohibited from engaging in any personal securities transactions that require pre-clearance under this Code of Ethics until such certifications are submitted and may be subject to other sanctions.

b.                                      Quarterly Transaction Report.  Within 30 days of the end of each calendar quarter, each Covered Person must complete a Quarterly Transaction Certification and Quarterly Covered Account Certification with respect to Covered Securities transactions during the previous quarter and Covered Accounts.

c.                                       Annual Holdings Report.  Within 45 days of the end of each calendar year, each Covered Person must complete an Annual Covered Securities Certification with respect to holdings of Covered Securities.

2.                                       Account Reporting

a.                                       New Accounts.  Each Covered Person must report all new Covered Accounts.  Unless an account has been reported to the CCO, the Covered Person will not be permitted to engage in personal securities transactions in that account that require pre-clearance under this Code of Ethics.  New accounts not already reported should be reported before completing the Quarterly Covered Account Certification.

b.                                      Duplicate Account Information.  Covered Persons are required to have duplicate copies of their trade confirmations and monthly or quarterly account statements for their Covered Accounts that hold Covered Securities forwarded directly to the CCO by each of the brokers, dealers, banks or other financial institutions where those accounts are maintained or to have the broker or other institution provide such information to the Company electronically through PTA.  Notwithstanding the foregoing, the CCO may determine that this requirement does not apply to accounts of the type described in Section C.4. below.

3.                                       Disclaimer of Beneficial Interest

Any Covered Person may at any time or from time to time deliver to the CCO a statement that his or her submission of any report hereunder or the delivery on his or her behalf of any duplicate account statement or account information required hereunder will not be construed as an admission by such Covered Person that he or she has any direct or indirect Beneficial Interest in the Covered Security to which such report or such duplicate account statement or information relates.

4.                                       Exceptions From Reporting Requirements

A Covered Person need not make a report under Section C.1. with respect to a Covered Security held in, or transactions effected for, any account over which the Covered Person has no direct or indirect influence or control (e.g., an account managed by an unaffiliated money manager where the Covered Person does not and cannot directly or indirectly influence the management of the account).

5.                                       Review of Reports and Information; Sanctions

The CCO, or another person acting at the direction and under the supervision of the CCO, will review the reports submitted, and account statements and account information provided, under this Code of Ethics to determine whether any transactions disclosed therein constitute a violation of this Code of Ethics.  Before making any determination that a violation has been committed by any Covered Person, the CCO, the General Counsel or his or her designee will afford the Covered Person an opportunity to supply additional explanatory material.  Upon determination that a violation of the Code has occurred, the Company may impose such sanctions as it deems appropriate, including, among other things, a memorandum of warning, a ban on personal trading or a suspension or termination of the employment of the violator.

6.                                       Obligation to Report Violations

Every Covered Person who becomes aware of a violation of this Code of Ethics must report it to the CCO, who may report it to management personnel of the Company as appropriate.  The CCO and the management personnel to whom a violation is reported will promptly investigate the matter and take such disciplinary action as they consider appropriate under the circumstances.  Any form of retaliation against a person who reports a violation is prohibited and constitutes a violation of this Code of Ethics.

7.                                       Records

The Adviser will maintain records with respect to this Code of Ethics in the manner and to the extent set forth below, which records may be maintained in electronic form under the conditions described in paragraph (g) of Rule 204-2 under the Advisers Act, and will be available for examination by the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

a.                                       a copy of this Code of Ethics and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect will be maintained in an easily accessible place;

b.                                      a record of any violation of this Code of Ethics, and of any action taken as a result of such violation, will be preserved in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c.                                       A copy of all written acknowledgements as required by Rule 204A-1 under the Advisers Act or this Code of Ethics for each person who is, or within the past five years was, a Covered Person;

d.                                      a copy of each report submitted by any Covered Person required by the Code of Ethics Rules or pursuant to this Code of Ethics, including any information provided in lieu of the reports under paragraph (b) of Rule 204A-1 under the Advisers Act, will be maintained for at least five years after the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

e.                                       a record of all persons within the past five years who are or were required to make reports pursuant to paragraph (b) of Rule 204A-1 under the Advisers Act or this Code of Ethics, or who are or were responsible for reviewing those reports, will be maintained in an easily accessible place; and

f.                                         a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Covered Person of securities in an Initial Public Offering or in a Limited Offering will be maintained for at least five years after the end of the fiscal year in which such acquisition is approved.

8.                                       Confidentiality

All reports, duplicate account statements and other information submitted or delivered to the CCO or furnished to any other person pursuant to this Code of Ethics will be treated as confidential and intended solely for internal use unless required to be disclosed to a regulatory or governmental agency.

D.                                    Definitions

1.                                       “1933 Act” means the Securities Act of 1933, as amended.

2.                                       “1934 Act” means the Securities Exchange Act of 1934, as amended.

3.                                       “Advisers Act” means the Investment Advisers Act of 1940.

4.                                       “Beneficial Interest” means beneficial ownership determined pursuant to Rule 16a-1(a)(2) under the 1934 Act.  This means that a person should generally consider himself to have a Beneficial Interest in any securities in which he has a direct or indirect pecuniary interest, which includes securities held by any Covered Family Member.  In addition, a Covered Person should consider himself to have a Beneficial Interest in securities held by other persons where by reason of any contract, arrangement, understanding or relationship such Covered Person has sole or shared voting or investment power.

5.                                       “Company” means Ares Management LLC and its subsidiaries including, without limitation, Ares Capital Management LLC, Ares Management II LLC and Ares Commercial Real Estate Management.

6.                                       “Covered Account” means an account maintained with any broker, dealer, bank or other financial institution that holds any Securities in which a Covered Person has a Beneficial Interest.  A Covered Account includes any account of a Covered Family Member.

7.                                       “Covered Family Member” means a member of a Covered Person’s immediate family who is living in such Covered Person’s household.  A person is considered a member of a Covered Person’s immediate family if such person is a spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom the Covered Person has an adoptive or “in-law” relationship.

8.                                       “Covered Person” means all employees, officers, directors, partners and members of the Company.

9.                                       “Covered Security” means a Security, except that such term does not include:

a.                                       direct obligations of the Government of the United States;

b.                                      bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.                                       shares issued by open-end investment companies registered under the Investment Company Act or under a comparable regulatory regime other than those that are advised or sub-advised by Ares (or an affiliate) or are otherwise affiliated with Ares (or an affiliate);

d.                                      shares issued by money market funds; and

e.                                       investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code.

10.                                 “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15 of the 1934 Act by virtue of having an equity security registered under Section 12 of the 1934 Act.

11.                                 “Investment Company Act” means the Investment Company Act of 1940, as amended.

12.                                 “Limited Offering” means an offering that is exempt from registration under the 1933 Act including, without limitation, pursuant to Section 4(2) (or Rules 504, 505 or 506 promulgated thereunder) or Section 4(6).

13.                                 “SEC” means the United States Securities and Exchange Commission.

14.                                 “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, and includes, without limitation:

a.                                       equity securities;

b.                                      shares of or interests in mutual funds, exchange-traded funds (ETFs) and unit investment trusts;

c.                                       derivative instruments or other structured products;

d.                                      securities issued in private placements;

e.                                       debt/fixed income securities; and

f.                                         limited partnership and limited liability company interests.